Exhibit 10.1
July 2014

Dear Alan,

On behalf of Google Inc., I am pleased to offer you a position as a member of Google’s Board of Directors (the “Board”), commencing on July 9, 2014.

As compensation for your services to Google, you will be granted an initial equity award of $1,000,000 in the form of Google Stock Units (GSUs) on the first Wednesday of the month following your initial appointment (expected grant date of August 6, 2014). The exact number of GSUs comprising this grant will be calculated by dividing $1,000,000 by the closing price of Google’s Class C stock on the day prior to grant. These GSUs will first vest 25% on the 25th day of the month of your grant’s one year anniversary. Thereafter your GSUs will vest 1/48th monthly on the 25th of the month until fully vested.

Following each annual shareholder meeting, you will be eligible to receive annualized compensation of a $350,000 GSU grant and a $75,000 cash retainer for the prior year of service. Note that your 2015 awards will be prorated based upon the time between your appointment date and the shareholder meeting. Shares and cash payments will be made the first Wednesday of the month following each shareholder meeting. The exact number of GSUs comprising this grant will be calculated by dividing the GSU grant value by the closing price of Google’s Class C stock on the day prior to grant. These GSUs will vest 1/48th monthly, beginning on the 25th day of the month following grant, until fully vested.

At the time of vest, any vested GSUs will convert to Google Class C shares. If the US financial markets are closed on a vesting date, shares will vest on the next trading day. Vesting in GSUs is contingent on continued service on the Board on the applicable vesting dates. These awards and all future equity awards are subject to the terms and conditions of applicable plan documents and award agreements. Pursuant to our Corporate Governance Guidelines, Google Directors are required to hold fully vested shares of Google stock equal in value to at least $750,000.  New Directors have five years from the initial appointment to come into compliance with these ownership requirements.  Please note that ongoing compensation for service on the Board may be changed at any time at the discretion of the Board.

You will also be reimbursed for all reasonable expenses incurred by you in connection with your services to Google, including reimbursement for first-class air travel. All expense reimbursements are in accordance with established Google policies.

We typically hold at least four one-day Board meetings per year. Board meetings are generally held on-site at Google and we would hope that your schedule would permit you to attend all of the meetings in person (note that telephonic attendance is also possible). In addition, there may be telephonic calls to address special matters that arise from time to time. The Board has delegated certain duties to committees, on which you may be asked participate. At this time, we request your participation on the Audit Committee.

Nothing in this offer or the GSU agreement should be construed to interfere with or otherwise restrict in any way the rights of Google and Google’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

This letter sets forth the terms of your service with Google and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a representative of Google and by you.

We hope that you find the above terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate and original letter and returning them to Kent Walker, our General Counsel.

Alan, I am looking forward to you joining Google’s Board of Directors. I believe you will make a significant contribution to Google.

Sincerely,

/s/ JOHN L. HENNESSY

Google Inc.
John L. Hennessy on behalf of the Nominating and Corporate Governance Committee

Accepted and agreed to this
10th day of July, 2014

/s/ ALAN MULALLY
ALAN MULALLY